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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") is entered into effective as of September 1, 1997, by and among ROMAC INTERNATIONAL, INC., a Florida corporation (the "Buyer"), and SEQUENT ASSOCIATES, INC., a California corporation (the "Seller"), and MICHAEL H. GREENBERG and MARINA EISENZIMMER (individually a "Shareholder," and collectively the "Shareholders"). Buyer, Seller, and Shareholders are referred to collectively herein as the "Parties."

                                    RECITALS

         A. Seller is primarily engaged in the business of providing supplemental contract personnel staffing on a temporary or permanent basis specializing in information technology professionals and engineering professionals.

         B. Shareholders own all of the stock of Seller.

         C. Buyer desires to acquire from Seller, and Seller desires to sell, transfer and assign to Buyer, substantially all of its assets and properties as a going concern for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


         1. DEFINITIONS.

            "Acquired Assets" means all right, title, and interest in and to all of the assets of Seller, including all of its (a) leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights- appurtenants thereto (such as appurtenant rights in and to public of-way, and other streets ), (b) tangible personal property (such as equipment, supplies, furniture, automobiles, and fixed assets under capital leases), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, customer and candidate lists, noncompetition agreements, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) the use of the name "Sequent Associates, Inc." and any variations thereof, and (l) the first $1,200,000.00 in Net Working Capital of Seller provided, however, that the Acquired Assets shall not include (i) Net Working Capital in excess of $1,200,000.00 (which amount shall be paid in Cash to Seller at Closing) (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (iii) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), (iv) any of the assets of Seller that are listed on Exhibit A attached hereto, or (v) any claims, deposits, prepayments, refunds related to any Tax obligations of Seller except those that are listed as assets on the Most Recent Balance Sheet or those that arise from or are related to any Assumed Liabilities.


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         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, direct costs, amounts paid in settlements, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "Annualized EBIT" means the amount of the EBIT of the Sequent Profit Center from October 1, 1997 through the end of the calendar month immediately preceding the date on which Buyer terminates the employment of Michael H. Greenberg without cause as such term is defined in the Employment Agreement with Michael H. Greenberg (hereinafter "Cause") between Shareholders and Buyer and divided by the number of months from the end of such calendar month from October 1, 1997 multiplied by 12.

         "Assumed Liabilities" means (a) all Liabilities of Seller that arise on or after the Effective Date under the lease agreements that are described in
Section 3(o) and Section 3(l)(ii) of the Disclosure Schedule, (b) all Liabilities of Seller that arise on or after the Effective Date under the agreements with Seller's customers or clients that are described in Section 3
(o) of the Disclosure Schedule, (c) all Current Liabilities of Seller that are included on the Most Recent Balance Sheet and are described in Exhibit B attached hereto, and (d) all Liabilities of Seller that have arisen from the Effective Date and have been incurred by Seller in the Ordinary Course of Business except for any costs or expenses of Seller related to the transactions contemplated by this Agreement such as attorneys' fees, brokerage commissions, or accountants' fees.

         "Balance Sheet Assets" means Acquired Assets of Seller reflected on the balance sheet included within the Most Recent Financial Statements and all Acquired Assets of Seller that have been acquired in the ordinary course of business since the date of the Most Recent Financial Statements, excluding any assets that may be disposed of prior to Closing.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the engineering professionals basis for any specified consequence.

         "Business" means the business of Seller of providing supplemental contract staffing personnel on a temporary or permanent basis specializing in information technology and hardware and software engineering professionals.

         "Buyer" has the meaning set forth in the preface above.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in Section 2(e) below.

         "Closing Date" has the meaning set forth in Section 2(e) below.

         "Closing Date Balance Sheet" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.


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         "Confidential Information" means any confidential information concerning the business of Seller or Buyer, including but limited to, client names, commercial opportunities, information regarding the business, financial condition, customer lists, marketing strategy, names of employees, compensation amounts and formulas, billing amounts, operations, and prospects. Confidential Information shall not include any information which is, or becomes, generally available to the public or which becomes available to the recipient of such information on a non- confidential basis.

         "Current Assets" means Cash and other assets (including prepaids) or resources commonly identified as those assets which are reasonably expected to be realized in Cash or sold or consumed during the normal operating cycle of the business, which is usually 12 months.

         "Current Liabilities" means Liabilities whose liquidation reasonably is expected to require the use of existing resources properly classified as Current Assets, or the creation of other Current Liabilities whose regular and ordinary liquidation is expected to occur within a reasonably short period of time, which is usually 12 months.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Earnout Payment" has the meaning set forth in Section  2(e)(ii) below.

         "Earnout Period" has the meaning as set forth in Section 2(c)(iii) below.

         "EBIT" means earnings before interest and taxes as determined in accordance with GAAP and applied in accordance with and consistent with the Seller's prior practice for the twelve month period preceding the Effective Date. In computing the earnings of the Sequent Profit Center, there shall not be taken into account any of the following costs and/or expenses: (1) any allocation of Buyer's overhead, whether direct or indirect, to the Sequent Profit Center except for direct costs of Buyer that are associated with the replacement of services that were previously provided to the Sequent Profit Center by Seller; (2) any income tax or interest expense paid by or allocated to the Sequent Profit Center; (3) any salary, benefit, or bonus of an employee unless such employee was a prior employee of the Seller, or unless the employment and the terms of such employment of such individual has been approved by the Shareholders; (4) the costs of any employee benefits, including without limitation, salary, bonuses, health insurance, dependent coverage, disability insurance, life insurance, profit-sharing (of any kind), vacation, and sick leave to the extent that any such costs represent benefits not previously provided by Seller, unless any such additional benefits are mutually agreed to in writing by Shareholders and Buyer (and, in this regard, there shall be no charge against earnings for any options issued to employees of the Sequent Profit Center whether as a result of this Agreement or otherwise); (5) any amount paid to Shareholders in excess of the amounts provided in their respective employment agreements with Buyer other than the amounts that are mutually agreed to in writing by Shareholders and Buyer subsequent to Closing;
(6) amortization or depreciation expense allocated to the Earnout Period unless the capital purchase was approved by the Shareholders; and (7) any expenses of the type and amount not reasonably consistent with those expenses agreed to by the parties in calculating EBIT of Seller of $2,375,000.00 for the twelve month period immediately preceding the Effective Date, unless such expenses are approved by the Shareholders; provided, however, that any routine, normal, or recurring operating expenses of the Sequent Profit Center that occur during the Earnout Period shall be included as an expense of the Sequent Profit Center whether or not any amounts or funds were expended for such purposes by the Seller during the twelve month period immediately preceding the Effective Date. For example, if the Seller did not incur any expenditures for computer maintenance or repair during the twelve month period immediately preceding the Effective Date, but the Sequent Profit Center does incur an expenditure for computer maintenance or repair during the Earnout Period, the cost of such maintenance or repair shall be an expense of Sequent Profit Center for purposes of determining the EBIT of the Sequent Profit Center.

         "Effective Date" has the meaning set forth in Section  2(e) below.

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         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Employment Agreement(s)" has the meaning set forth in 7(a)(ix) below.


         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended and any regulations promulgated pursuant thereto, including, but not limited to, 40 CFR Section 370.2 and the appendices to 40 CFR Section 355.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statement" has the meaning set forth in Section 3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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         "Knowledge" means knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 3(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Net Working Capital" means the excess of Current Assets over Current Liabilities as of August 31, 1997.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Sequent Profit Center" means the internal profit center of Buyer that is allocated to the Business of Seller that will be conducted in Seller's San Jose, California and Newport Beach, California offices after the Closing.

         "Shareholder(s)" has the meaning set forth in the preface above.


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         "Subsidiary" means any corporation with respect to which a specified
Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


         2. BASIC TRANSACTION.

            (a) Purchase and sale of assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

            (b) Assumption of liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer shall not assume or have any responsibility, however, with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities.

            (c) Purchase Price.

                (i) The purchase price for the Acquired Assets shall be $19,145,863.00 (the "Purchase Price"). Buyer agrees to pay to Seller at the Closing $17,245,863.00 by delivery of cash to Seller payable by wire transfer or delivery of other immediately available funds. Buyer and Seller agree to pay to the Escrow Agent the remaining $1,900,000.00 of the Purchase Price, which funds shall be deposited in escrow pursuant to Section 8(b)(iii), and be payable by wire transfer or delivery of other immediately available funds.

                (ii) In addition to the Purchase Price of $19,145,863.00, Buyer shall pay to Seller an earnout amount (the "Earnout Payment"), which payment shall be treated as additional purchase price paid to the Seller for the Acquired Assets and shall be calculated in accordance with the terms of this subparagraph. Buyer and Seller agree that the Earnout Payment that is required pursuant to this subparagraph shall be payable to Seller in accordance with the terms and conditions of the subparagraph notwithstanding the continued employment of either Shareholder with Buyer during the Earnout Period.

                  (A) The period for which the Earnout Payment shall be calculated is the twelve-month period commencing on October 1, 1997 and ending September 30, 1998 (the "Earnout Period").

                  (B) The Earnout Payment shall be calculated as eight times the amount obtained by subtracting $2,375,000.00 from the EBIT of the Sequent Profit Center for the Earnout Period (but in no case can such amount be less than zero). For example, if the EBIT is $3,000,000.00, then the Earnout Payment will be eight times $625,000.00 (the EBIT of $3,000,000.00 less $2,375,000.00), or $5,000,000.00.


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                  (C) The Earnout Payment, or any undisputed portion thereof, shall be paid by Buyer to Seller within sixty (60) days from the date the EBIT is determined, but in no event shall such payment of the undisputed portion of the Earnout Payment be made to Seller later than December 31, 1998. All payments due and payable pursuant to this subparagraph shall be made by wire transfer of immediately available funds to an account designated by Seller. With respect to the disputed portion of the Earnout Payment, such amount, to the extent determined to be due under the provisions of subparagraph (E) below, shall be paid by Buyer to Seller within five (5) business days following the final determination of the amount due.

                  (D) The determination of the EBIT amount for the Earnout Period shall be accompanied by a report of Buyer stating that it has been prepared in accordance with the definition of EBIT in this Agreement (subject only to such exceptions thereto as agreed upon by the Buyer and the Seller).

                  (E) Within thirty (30) days after the Buyer delivers the determination of the EBIT amount to the Seller, Seller shall give the Buyer written notice that it either agrees and accepts such EBIT amount, or that it disputes one or more items set forth in the determination of the EBIT amount, describing in reasonable detail the amount or item disputed and the basis for disputing the item, in which event the Buyer and Seller shall attempt in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within thirty
         (30) days after the date the Buyer receives notice of the dispute from the Seller, the Buyer and the Seller shall submit the dispute to binding arbitration in accordance with the following procedures:

                           (1) Any arbitration proceeding shall take place in
                  San Jose, California, and shall be conducted in accordance with the then current rules of the American Arbitration Association, except as otherwise specifically provided in this subparagraph (E).

                           (2) The parties shall have ten (10) days after the
                  expiration of the thirty (30) day mutual resolution period described above to agree upon an arbitrator to conduct such proceeding. If the parties fail to so agree within such ten
                  (10) day period, then within five (5) days after the end of such ten (10) day period, each party shall select an arbitrator and, within ten (10) days after the end of such five (5) day period, such two (2) arbitrators shall select a third arbitrator. Each arbitrator must either have professional experience relating to the business, accounting or legal aspects of the subject of the arbitration. No arbitrators shall (i) have any material interest in the result of the arbitration or (ii) be, or shall ever have been, an affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant for, any Party to such arbitration proceeding.

                           (3) Each arbitration proceeding shall start as soon
                  as reasonably practical after the selection of the arbitrator(s). Specific timing, including the setting of the dates for hearings, shall be subject to the mutual agreement of each Party, including the arbitrator(s); provided, however, that if agreement cannot be reached within a reasonable time, the arbitrator(s) shall have the sole authority to settle all timing issues after taking into account the needs of each Party to prepare for, resolve and dispose of the matter as soon as reasonably practicable.


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                           (4) The decision of the arbitrator (or, if there are
                  three (3) arbitrators, the decision of any two (2) arbitrators) shall be final and binding upon the Parties, and judgment may be entered upon any such decision in any court having jurisdiction.

                           (5) Except as otherwise specifically provided herein,
                  all costs incurred in connection with any arbitration proceeding, including the American Arbitration Association fees, the arbitrator(s) fees, the cost of using any facilities for the arbitration hearings and the reasonable fees and expenses of expert witnesses, legal counsel and accountants of the prevailing party shall be paid by the non-prevailing party.

         (iii) Notwithstanding the terms of subparagraph (ii) above, Seller agrees that if the employment of Michael H. Greenberg is terminated without Cause by the Buyer on or before December 31, 1997, then the EBIT amount of the Sequent Profit Center for the Earnout Period shall be the greater of (a) $2,850,000.00, (b) the Annualized EBIT for the Sequent Profit Center, or (c) the actual EBIT for the Sequent Profit Center for the Earnout Period. Notwithstanding the terms of subparagraph (ii) above, Seller agrees that if the employment of Michael H. Goldberg is terminated without Cause by the Buyer after December 31, 1997, but before September 30, 1998, then the EBIT amount of the Sequent Profit Center for the Earnout Period shall be the greater of (a) the Annualized EBIT for the Sequent Profit Center, or (b) the actual EBIT for the Sequent Profit Center for the Earnout Period.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight LLP in Tampa, Florida, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (e) Effective Date of Transaction. The effective date of the purchase of the Acquired Assets shall be September 1, 1997 (the "Effective Date"), notwithstanding the fact that the Closing shall occur after such date.

         (f) Proration of Certain Income and Expenses. All income and expenses generated or incurred by the Business before the Effective Date shall accrue to the benefit of or be payable by the Seller. All income and expenses generated or incurred in the ordinary course of the Business after the Effective Date, shall accrue to the benefit of or be payable by the Buyer. To the extent they relate to the Acquired Assets, all sales, use, and personal property taxes and assessments, accrued and assessed (other than sales taxes relating to the transfer of the Acquired Assets), if any, shall be prorated as of the Effective Date, with the Seller responsible for the portions of such items accruing before the close of business on the Effective Date and the Buyer responsible for the portions of such items accruing on and after the Effective Date.

         (g) Net Working Capital. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Seller is transferring all Net Working Capital to Buyer because Buyer is paying cash at Closing in an amount equal to Net Working Capital of Seller in excess of $1,200,000.00 as of August 31, 1997.

         (h) Deliveries at the Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below; (ii) Buyer shall deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) Seller shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including lease and Intellectual Property transfer documents) in the forms attached hereto as Composite Exhibit C and (B) such other instruments of sale, transfer, conveyance,

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and assignment as Buyer and its counsel reasonably may request; (iv) Buyer shall execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as Seller and its counsel reasonably may request; and (v) Buyer shall deliver to Seller and Escrow Agent the consideration specified in Section 2(c) above.

                  (i) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E.

         3. Representations and Warranties of Seller. Seller and the Shareholders, jointly and severally, represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Shareholders have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller and its Subsidiaries is subject or any provision of the charter or bylaws of Seller or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

                  (d) Brokers' fees. Except for the brokerage commission that is payable to DeBellas & Company, Seller has no Liability or obligation to pay any fees, commissions, or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. Except as set forth above, Seller has no Liability or obligation to pay any fees, commissions or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e) Title to assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

                  (f) Subsidiaries.  Seller has no Subsidiaries.

                  (g) Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End") for Seller; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the eight months ended August 31, 1997, (the "Most Recent Fiscal Month End") for Seller. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete).

                  (h) Events subsequent to Most Recent Fiscal Month End. Except as set forth in Section 3(h) of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller. Without limiting the generality of the foregoing, since that date:

                           (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) Except for contracts entered into with employees, independent contractors and other contracts in the Ordinary Course of Business, Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000.00; or

                           (iii) except in the Ordinary Course of Business, no party (including Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Seller is a party or by which it is bound;

                           (iv) Seller has not imposed or granted any Security Interest upon any of its assets, tangible or intangible;

                           (v) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00;

                           (vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                           (vii) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                           (viii) Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

                           (x) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) there has been no change made or authorized in the charter or bylaws of Seller;

                           (xii) Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (xiii) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (xiv) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                           (xv) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xvi) Except for employment and independent contractor agreements entered into or modified in the Ordinary Course of Business, Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                           (xvii) Except for adjustments to compensation for non-shareholder employees in the Ordinary Course of Business, Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xviii) Seller has not adopted, amended, modified or
                  terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (xix) Seller has not made any other change in employment terms for any of its directors or officers;

                           (xx) Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                           (xxi) Seller has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing;

                           (xxii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller; and

                           (xxiii) Seller has not committed to any of the
                  foregoing.

         (i) Undisclosed liabilities. Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (j) Legal compliance. Seller and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (k)      Tax matters.

                           (i) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) No Shareholder or director or officer of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which Shareholders and the directors and officers of Seller has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 1994.

                           (iv)  Seller has not waived any statute of
         limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) Seller has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. Seller has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that shall not be deductible under Code Sec. 280G. Seller has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Seller is not a party to any Tax allocation or sharing agreement. Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has no Liability for the Taxes of any Person (other than Seller) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vi) The unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

                  (l)      Real property.

                           (i)      The Seller does not own any real property.

                           (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(l)(ii) of the Disclosure
         Schedule:

                           (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                           (B) the lease or sublease shall continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                           (C) no party to the lease or sublease is in breach or
                  default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) no party to the lease or sublease has repudiated
                  any provision thereof;

                           (E) there are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                           (F) with respect to each sublease, the
                  representations and warranties set forth in subSection s (A) through (E) above are true and correct with respect to the underlying lease; and

                           (G) Seller has not assigned, transferred, conveyed,
                  mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                  (m)      Intellectual Property.

                           (i) Seller has various software licenses and software sublicenses used in connection with Seller's business. All of such software is commercially available to the general public and none of such software is custom designed for Seller. With the Buyer's permission, Seller will not furnish copies of such software licenses and software sublicenses to the Buyer nor will the Seller seek or obtain consent from the software licensors or sublicensors to the transaction contemplated by this Agreement. Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Shareholders and the directors and officers of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim of Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Shareholders and the directors and officers of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

                           (iii) Section 3(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Seller and its each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule:

                             (A) Seller possesses all right, title, and interest
                  in and to the item, free and clear of any Security Interest, license, or other restriction;

                             (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                             (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                             (D) Seller has never agreed to indemnify any Person
                  for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the disclosure Schedule;

                             (A) the license, sublicense, agreement, or
                  permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                             (B) the license, sublicense, agreement, or
                  permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                             (C) no party to the license, sublicense, agreement,
                  or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

                             (D) no party to the license, sublicense, agreement,
                  or permission has repudiated any provision thereof;

                             (E) with respect to each sublicense, the
                  representations and warranties set forth in subSection s (A) through (D) above are true and correct with respect to the underlying license;

                             (F) the underlying item of Intellectual Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                             (G) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, any of Shareholders and the directors and officers of Seller is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                             (H) Seller has not granted any sublicense or
                  similar right with respect to the license, sublicense, agreement, or permission.

                             (v) To the Knowledge of any of Shareholders and the directors and officers of Seller, Seller does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                           (vi) None of Shareholders and the directors and officers of Seller has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Seller.

                  (n) Tangible assets. Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. All such assets are included within the Acquired Assets. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

                   (o) Contracts. Section 3(o) of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party:

                           (i) any agreement with any of Seller's clients or customers;

                           (ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

                           (iii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, and the performance of which shall extend over a period of more than one year;

                           (iv) any agreement concerning a partnership or joint venture;

                           (v) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (vi) any agreement concerning confidentiality or noncompetition;

                           (vii) any agreement involving any of Shareholders and their Affiliates (other than Seller);

                           (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any current or former directors, officers, and employees;

                           (ix)   any collective bargaining agreement;

                           (x) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                           (xi) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                           (xii) any agreement in excess of $10,000.00 under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Seller; or

                           (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.00.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Section 3(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

                   (p) Notes and accounts receivable. All notes and accounts receivable of Seller reflected properly on their books and records, are valid receivables subject to no set offs or counterclaims, are current and collectible, and shall be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. Seller has identified and provided Buyer complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor.

                   (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

                   (r) Insurance. Section 3(r) of the Disclosure Schedule lists each insurance policy of Seller that is currently in force (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements). True and complete copies of each such insurance policy have been delivered to the Buyer by Seller. Seller has complied with all the provisions of such policies, and the policies are in full force and effect as of the date hereof.

                   (s) Litigation. Section 3(s) of the Disclosure sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller and any of Shareholders and the directors and officers (and employees with responsibility for litigation matters) of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits proceedings, hearings, and investigations set forth in Section 3(s) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller. None of Shareholders and the directors and officers (and employees with responsibility for litigation matters) of Seller has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller.

                   (t) Employees. Section 3(t) of the Disclosure Schedule lists each of the employees (both billable and non-billable) and independent contractor consultants of Seller. To the Knowledge of Seller, Shareholders and the directors and officers of Seller, no executive, key employee, or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. None of Shareholders and the directors and officers of Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Seller.

                   (u) Employee Benefits.

                       (i) Section 3(u) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains or to which Seller contributes.

                           (A) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (B) All required reports and descriptions (including
                  Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           (C) All contributions (including all employer
                  contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           (D) Each such Employee Benefit Plan that is an
                  Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                           (E) The market value of assets under each such
                  Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (F) Seller has delivered to Buyer correct and
                  complete copies of the plan documents and summary plan descriptions, the most Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

                       (ii) With respect to each Employee Benefit Plan that Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                           (A) No such Employee Benefit Plan that is an Employee
                  Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                           (B) There have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of Shareholders and the directors and officers of Seller has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                           (C) Seller has not incurred, and none of Shareholders
                  and the directors and officers of Seller has any reason to expect that any of Seller shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                       (iii) Seller has never contributed to, or has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                       (iv) Seller does not maintain or contribute, or ever has maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

                   (v) Guaranties. Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                   (w) Environment, health, and safety.

                       (i) Seller and its predecessors and Affiliates have complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller and its predecessors and Affiliates have obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

                           (ii) To Seller's Knowledge, Seller has no Liability (and none of Seller, and its predecessors and Affiliates) has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or, personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                           (iii) To Seller's Knowledge, all properties and equipment used in the business of Seller and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene,1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                   (x) Certain business relationships With Seller. None of Shareholders or their Affiliates has been involved in any business arrangement or relationship with Seller within the past 12 months, and none of Shareholders or their Affiliates owns any asset, tangible or intangible, that is used in the business of Seller.

                   (y) Business Names and Addresses. Within the last five (5) years, Seller has not used a business name other than Sequent Associates, Inc. and variations thereof, and has not had a business address other than the addresses that are set forth in Section 3(y) of the Disclosure Schedule.

                   (z) Existing Customers. Seller does not have any Knowledge or reason to believe that any existing customer of the Seller will not continue to do business with the Seller after the Closing Date. Seller makes no representations or warranties that any existing customer of the Seller will continue to do business with Buyer after their current contracts with Seller terminate. Buyer acknowledges and agrees that the representations of Seller under this subparagraph have been made without investigation on the part of Seller or Shareholders and that neither Seller nor Shareholders have contacted any of Seller's customers concerning future business relations with Seller or Buyer.

                   (aa) Disclosure. No representation or warranty contained in this Agreement, or in any certificate or document furnished or to be furnished by Seller or any Shareholder to Buyer or their representatives in connection herewith or pursuant hereto, contains or shall contain an untrue statement of a fact or omit to state any fact required to make the statements herein or therein contained not misleading where necessary in order to provide a prospective purchaser of the Acquired Assets with full and complete accurate information as to Seller and the condition (financial and otherwise) of the properties, assets, liabilities, and business of Seller. The representations and warranties contained in this Section 3 or elsewhere in this Agreement, or any document delivered pursuant hereto or in connection herewith, shall not be affected or deemed waived by reason of the fact that Buyer or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and to Shareholders that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in then of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

                  (d) Brokers' fees. Buyer has no liability or obligation to pay any fees, commissions or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                  (e) Employees of Seller. Buyer presently intends to employ all of the employees of Seller on the Closing Date as employees of the Buyer. Seller acknowledges and agrees that the foregoing representation does not require Buyer to continue to employ any such persons for any specific periods of time after the Closing Date other than Shareholders pursuant to their respective employment agreements.

                  (f) Disclosure. No representation or warranty contained in this Agreement, or in any certificate or document furnished or to be furnished by Buyer to Seller or its representatives in connection herewith or pursuant hereto, contains or shall contain an untrue statement of a fact or omit to state any fact required to make the statements herein or therein contained not misleading where necessary in order to provide a prospective purchaser of the Acquired Assets with full and complete accurate information as to Buyer, and the condition (financial and otherwise) of the properties, assets, liabilities, and business of Buyer. The representations and warranties contained in this
Section 4 or elsewhere in this Agreement, or any document delivered pursuant hereto or in connection herewith, shall not be affected or deemed waived by reason of the fact that Seller or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the Parties shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and consents. Seller shall give any notices to third parties, and Seller shall use its reasonable best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in Section 3(c) above. Each of the Parties shall give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the

Hart-Scott-Rodino Act, shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

                  (c) Operation of business. Seller shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above.

                  (d) Preservation of business. Seller shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) Full access. Seller shall permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Seller and its Subsidiaries and shall furnish Buyer with copies of such documents and instruments and with such information with respect to the affairs of Seller as Buyer may from time-to-time request. No investigation by Buyer shall affect in any manner the representations and warranties made by Seller and Shareholders in this Agreement, nor any other certificate or agreement furnished or to be furnished by Seller to Buyer or its representatives in connection herewith or pursuant hereto, and the right of Buyer to rely on them. Seller shall use its best efforts to keep Buyer fully informed as to the affairs of Seller and advise Buyer of all important matters pertaining to Buyer prior to Closing.

                  (f) Notice of developments. Each Party shall give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) Exclusivity. Seller and each Shareholder shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of Seller and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h) Stock Options. Buyer agrees to grant at the Closing 18,600 stock options to be divided among the employees of Seller as specified in Exhibit G. Buyer and Seller agree that the option price of the options granted pursuant to this subparagraph shall be set based upon the market value of the shares of stock of Buyer at the end of the day on the Closing Date. All such options shall be subject to the terms and conditions of Buyer's stock option plan, which terms and conditions will be provided to Seller prior to the Closing Date.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Seller acknowledges and agrees that from and after the Closing Buyer shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Assets and Assumed Liabilities. Buyer acknowledges and agrees that Seller is entitled to make copies of all documents, books, records (including tax records), agreements, and financial data of any sort related to the Acquired Assets and Assumed Liabilities. Buyer further agrees that Seller and/or Shareholders shall be granted access to the original books and records of Seller relating to the Acquired Assets and the Assumed Liabilities as long as Seller and/or Shareholders provide Buyer advance written notice of their intention to review such books and records. Seller and/or Shareholders agree that any such inspection will be made during normal business hours and Seller and/or Shareholders agree not to interfere with Buyer's business. Buyer agrees to make the books and records of Seller related to the Acquired Assets and Assumed Liabilities available within a reasonable period of time after Seller's and/or Shareholder's written notice to inspect such books and records, which period of time shall not exceed five (5) business days.

                  (b) Litigation support. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets and Assumed Liabilities, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller shall refer all customer inquiries relating to the businesses of Seller to Buyer from and after the Closing.

                  (d) Confidentiality. Seller and each Shareholder shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that is in its possession. If Seller or any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller or such Shareholder shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or any such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that Seller or any such Shareholder shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

                  (e) Covenant not to compete. For a period of five years from and after the Closing Date, neither Seller nor any Shareholder shall engage directly or indirectly in any business that Seller conducts as of the Closing Date within 100 miles of any geographic area in which Seller conducts business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. This covenant not to compete is not to be interpreted to restrict or prohibit Shareholders in: (i) providing consulting services to non-staffing companies; (ii) providing in their individual capacities retained search services for senior management level engineering personnel in the information technology or engineering areas as long as such services are not provided for any prior

Customer of the Seller; (iii) pursuing business opportunities that offer job advertisement through the Internet or other mass distribution media; or (iv) providing supplemental contracting staffing personnel on a temporary or permanent basis for any types of profession that have not been provided by Seller to its Customers. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. For purposes of this subparagraph, the term "Customer" means any customer or client of the Seller within one (1) year prior to the Effective Date.

                  (f) Solicitation. For a period of five (5) years from and after the Closing Date, neither Seller nor any Shareholder will solicit the business of any customer of the Seller or the Buyer relating to the Business. For the purposes of this paragraph, the word "Customer" means organizations (whether corporations, partnerships, or otherwise) or persons who have done business of any nature with the Seller, Buyer, or any Affiliate of the Seller or Buyer within five (5) years from the Closing Date.

                  (g) Solicitation of Employees. Seller and each Shareholder hereby agree that for a period of five (5) years commencing on the Closing Date, they will not, without Buyer's prior consent, hire as an employee or enter into any type of consulting agreement with any current employees of Seller for a period of one year after the termination of employment of any such employee with Seller without first obtaining the written consent of Buyer.

                  (h) Bonus Payment. Buyer agrees to pay to Ms. Sherill Nathan a retention bonus of $30,000.00 to be paid upon the earlier to occur of (i) six months from the Closing Date if Mrs. Nathan is still employed by Buyer, or (ii) Buyer's termination of employment of Ms. Nathan without cause. In the event Buyer terminates Ms. Nathan's employment without cause prior to six months from the Closing Date, the $30,000.00 bonus will be paid only if Ms. Nathan releases Buyer from any and all claims concerning her termination. Buyer agrees to advise Ms. Nathan in writing (on or before the closing Date) of Buyer's obligations pursuant to this subparagraph.

                  (i) Management of Sequent Profit Center. The business operations of Seller acquired by Buyer shall be operated as a separate business unit during the Earnout Period unless the parties otherwise agree. The Shareholders as employees of Buyer pursuant to their employment agreements with Buyer shall have the day-to-day management responsibility for the Sequent Profit Center subject to the overall review and approval of Buyer. During the Earnout Period, Buyer shall (i) conduct its business in conformity with sound business practices consistent with past practices; and (ii) supply to the Sequent Profit Center capital and other fundings that are needed to operate the Sequent Profit Center in a manner at least equal to the manner that the Seller operated its Business prior to the Closing Date.

                  (j) Books and Records of Sequent Profit Center. After Buyer presents to Seller the report of the EBIT of the Sequent Profit Center that is required by Section 2(ii), Buyer agrees to provide the Seller, the Shareholders, its attorneys, accountants and agents, access to the books, records and financial statements of the Sequent Profit Center. Seller and/or Shareholders agree to provide Buyer advance written notice thereof, agree that any such inspection will be during normal business hours, agree not to interfere with Buyer's business, and Buyer agrees to make such documents available to Seller and/or Shareholders, their attorneys, accountants and/or agents within a reasonable period of time, which period shall not exceed five (5) business days. Buyer agrees that any costs associated solely with determining the EBIT of the Sequent Profit Center and relating to the determination of the Earnout Payment shall be borne by Buyer and shall not be deducted from the earnings of the Sequent Profit Center. Until the Earnout Amount has been paid to Seller, Buyer agrees to provide to the Seller a monthly report which itemizes the EBIT for the Sequent Profit Center for each month commencing with the month of October 1997, within a reasonable period of time, which period will not exceed thirty (30) days after the end of each such month.

                  (k) Name Change. At the Closing, the Seller shall assign the right to use the name "Sequent Associates, Inc." and variations thereof to the Buyer, shall cease the use of such name, and shall cooperate with the Buyer in the assumption of such name by the Buyer in all jurisdictions where the Seller is currently qualified to do business. As soon after the Closing Date as practicable, the Seller shall either dissolve or change its name to a new name bearing no resemblance to its present name.

                  (l) Employees of Seller. Buyer and Seller agree and acknowledge that any accrued vacation pay that is due and owing to the employees of Seller has been included as a Current Liability of Seller in the Most Recent Financial Statements, and that the Buyer shall not have any claims against Seller for such accrued vacation pay as long as the amounts set forth in the Most Recent Financial Statements are correct. Buyer and Seller further agree that Seller has not accrued any liabilities on its Most Recent Financial Statements for sick leave of its employees and that such employees will not be paid any amounts by Buyer or Seller upon termination of their respective employment with Buyer after the Closing Date.

         7.       CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) Conditions to obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i)   the representations and warranties set forth in
         Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) Seller shall have procured all of the third party consents specified in Section 5(b) above;

                           (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
         (C) affect adversely the right of Buyer to own the Acquired Assets, to operate the former businesses of Seller, and to control Seller's Subsidiaries, or (D) affect adversely the business, assets, properties, operation (financial or otherwise), or prospects of Buyer with respect to its ownership of the Acquired Assets or operation of its business as a result of such acquisition (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v) the board of directors of Buyer and the shareholders of Buyer have approved the transactions contemplated by this Agreement;

                           (vi)  Seller shall have delivered to Buyer a
         certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects and Seller shall deliver to Buyer each of the assignments and other documents required by Section 2(h);

                           (vii) Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                           (viii) Buyer, Seller and Escrow Agent shall have entered into an escrow agreement in the form of Exhibit H (the "Escrow Agreement");

                           (ix) Mike Greenberg and Marina Eisenzimmer shall have each entered into an employment, noncompetition and confidentiality agreement with Buyer in the form and substance set forth in Exhibit I (individually an "Employment Agreement, and collectively, the "Employment Agreements"). The combined annual compensation to be paid to such persons shall not exceed $135,000.00.

                           (x) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to Buyer, and dated as of the Closing Date; and

                           (xi)   all actions to be taken by Seller in
         connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                   (b) Conditions to obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i)   the representations and warranties set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the board of directors of Seller shall have approved the transactions contemplated by this Agreement.

                           (v) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                           (vi)   Buyer shall have received all other
         authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                           (vii) Buyer, Seller and Escrow Agent shall have entered into the Escrow Agreement;

                           (viii) the relevant parties shall have entered into agreements in form and substance as set forth in Exhibits C, H and I, and the same shall be in full force and effect;

                           (ix) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to Buyer, and dated as of the Closing Date; and

                           (x) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

         8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a)      Survival of Representations and Warranties.

All of the representations and warranties of the Seller, Shareholders, and Buyer contained herein shall survive the Closing hereunder (even if the other party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for twelve (12) months following the Closing Date, except with respect to Section 3(k) and for any Adverse Consequences suffered by Buyer from the fraud of Seller or any Shareholders which shall continue in effect until the expiration of the applicable statute of limitations.

                  (b)      Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event Seller or any Shareholder breaches (or in the event any third party alleges facts that, if true, would mean Seller or any Shareholder has breached) any of their representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 10(g) below within such survival period, then Seller and each of the Shareholders, jointly and severally, agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) Seller and each of the Shareholders, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller for the unpaid Taxes of any Person (other than Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (iii) $1,900,000.00 of the Purchase Price shall be deposited in escrow for a period of twelve months from the Closing Date to secure the indemnification obligations of Seller and Shareholders pursuant to this Section 8(b).

                           (iv) Except for any Adverse Consequences of Buyer that arise from any fraud of the Seller or the Shareholders or from breaches by Seller or Shareholders of the representations in Section 3(k) above, Buyer agrees that the maximum amount of Adverse Consequences that it may recover from Seller and Shareholders pursuant to this Section 8 shall be limited to $5,700,000.00.

                           (v) Notwithstanding anything to the contrary in this Section 8(b), there shall be no liability hereunder on the part of the Seller or the Shareholders until the Adverse Consequences suffered by the Buyer exceeds in the aggregate $37,500.00, in which event Seller and Shareholders shall be liable for all Adverse Consequences suffered by Buyer in excess of $37,500.00 subject to the limitations set forth in subparagraph 8(b)(iv) above.

                  (c)      Indemnification Provisions for Benefit of Seller.

                           (i) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 10(g) below within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) Buyer agrees to indemnify the Seller and the Shareholders from and against the entirety of any Adverse Consequences Seller or Shareholders may suffer resulting from, arising out of, or relating to, in the nature of, or caused by (A) any third party challenging the Effective Date of the transactions contemplated by this Agreement, and (B) or any Liability relating to the Assumed Liabilities from and after the Effective Date.

                  (d)      Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to
         the entry of any judgment or enter into        any settlement with
         respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                           (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the

         Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                  (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Shareholders hereby agrees that he or it will not make any claim for indemnification against Seller by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                   9. TERMINATION.

                   (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) Buyer may terminate this Agreement by giving written notice to Seller on or before the 30th day following the date of this Agreement if Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding Seller; which termination right shall terminate on the Closing Date;

                           (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) if Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 1, 1997 (or such later date permitted herein), by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) if Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 1, 1997 (or such later date permitted herein), by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         10.      MISCELLANEOUS.

                  (a) Press releases and public announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure).

                  (b) No third-party beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may: (i) assign its rights and interests hereunder to one or more Persons with an equivalent or higher net worth than Buyer and (ii) designate one or more Person to perform its obligations hereunder (in any or all of which cases Buyer shall no longer be responsible for the performance of the obligations so assigned).

                  (e) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile transmission of signed counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (f) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then four business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to Seller:

                  Sequent Associates, Inc.
                  964 Durlston Road
                  Redwood City, California 94062

                  With a copy to:

                  Berliner Cohen
                  Ten Almaden Boulevard, 11th Floor
                  San Jose, California 95113
                  Attention:  Alan J. Pinner, Esq.


                  If to Shareholders:

                  Michael H. Greenberg
                  964 Durlston Road
                  Redwood City, California 94062


                  Marina Eisenzimmer
                  356 Carrera Drive
                  Mill Valley, California 94941


                  If to Buyer:

                  Romac International, Inc.
                  120 West Hyde Park Place
                  Suite 200
                  Tampa, Florida 33606
                  Attn:  Howard Sutter, Vice President

                  With a copy to:

                  Holland & Knight LLP
                  400 N. Ashley Street, Suite 2050
                  Tampa, Florida  33602
                  Attn:  David R. Singleton, Esq.

All notices, requests, demands, claims, and other communications that are delivered by Buyer to Seller pursuant to this Agreement shall also be delivered to Shareholders. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (i) Amendments and waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing without the prior authorization of its board of directors or stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Expenses. Each of Buyer, Seller, and Shareholders shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that it has not paid any amount to any third party, and shall not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of Seller and Shareholders (including any of their legal fees and expenses, brokerage commissions, and accounting fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Sales, transfer, documentary and similar taxes, fees and assessments, if any, payable in connection with the sale, conveyance, assignment, transfers and deliveries made to Buyer in connection herewith shall be paid by Buyer.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule specifically identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Specific performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

                  (o) Bulk transfer laws. Buyer acknowledges that Seller shall not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Seller warrants and agrees to pay and discharge when due all claims of creditors that could be asserted against Buyer by reason of such non-compliance to the extent that such liabilities are not Assumed Liabilities. Seller hereby indemnifies and agrees to hold Buyer harmless from, against and in respect of, and shall on demand reimburse Buyer for, any loss, liability, cost or expense suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge any such claims.



            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

                                       BUYER:

                                       ROMAC INTERNATIONAL, INC.

                                       By: /s/ Howard W. Sutter
                                           -------------------------------
                                           Howard W. Sutter, as its
                                           Vice President


                                       SELLER:


                                       SEQUENT ASSOCIATES, INC.


                                       By: /s/ Michael H. Greenberg
                                           -------------------------------
                                               Michael H. Greenberg, as its
                                                 President
                                           -------------------------------



                                       SHAREHOLDERS:



                                       /s/ Michael H. Greenberg
                                       -----------------------------------
                                           Michael H. Greenberg


                                       /s/ Marina Eisenzimmer
                                       -----------------------------------
                                           Marina Eisenzimmer

                               LISTING OF EXHIBITS


A     Excluded Assets

B     Listing of Current Liabilities

C     Form of Assignments

D     Assumption Agreement

E     Purchase Price Allocation

F     Financial Statements

G     Listing of Stock Option Participants

H     Escrow Agreement

I     Employment Agreements with Shareholders

J     Opinion of Seller's Counsel

K     Opinion of Buyer's Counsel

                                  EXHIBIT A
                               EXCLUDED ASSETS

1.  Laptop Computer, 1995                                                          $ 2,555
2.  Marina's home computer                                                         $   401
3.  Fujitsu Laptop Computer, 1997                                                  $ 2,928
4.  Art Vision Gallery 1992 Photograph in Mike Greenberg's office                  $     0
5.  Art Vision Gallery 1993 Photograph in Mike Greenberg's office                  $     0
6.  Painting Vision Gallery 3/10/94 painting in Mike Greenberg's office            $     0
7.  Art Work 1/28/95 painting in Mike Greenberg's office                           $   390
8.  Spring At Pnt. Chimney 6/6/95 Painting in Marina Eisenzimmer's office          $ 1,224
9.  Sailboat picture located in Marina Eisenzimmer's office                        $     0
10. Map located in Marina Eisenzimmer's office                                     $     0
11. Executive Chair, black frame located in Mike Greenberg's office                $   545
12. Side chairs located in Mike Greenberg's office
13. Touhy Desk DK Cherry, located in Mike Greenberg's office                       $ 1,459
14. Touhy Credenza DK Cherry located in Mike Greenberg's office                    $ 1,424
15. Myerovich Painting located in Mike Greenberg's office                          $ 8,550
16. Model Sailboat located in Mike Greenberg's office                              $ 2,119
17. Gateway Computer                                                               $ 2,380
18. The following shareholder loans:

        (i)   Loan to Mike Greenberg                                               $18,429
        (ii)  Loan to Marina Eisenzimmer for                                       $ 4,000
        (iii) Loan to Marina Eisenzimmer for                                       $ 9,000

19. The following receivables:

        (i)   OnLine Focus:                                                        $17,967
        (ii)  Internet Business Solutions:                                         $16,067

Total:                                                                             $89,438

                                   EXHIBIT B
                         LISTING OF CURRENT LIABILITIES


Accounts Payable-Trade                                  $ 62,262.82
Credit Cards Payable                                    $   (789.19)
Personal Property Taxes Payable                         $  7,373.71
Accrued Wages-Contractors                               $595,418.14
Accrued PR Tax-Contractors                              $ 51,130.88
Accrued WC-Contractors                                  $  5,941.79
Accrued Commissions-Placement & Conversions             $  3,075.00
Accrued Commission-Contractor Fees                      $ 40,504.45
Accrued PR Taxes-Contractor Fee Commissions             $  5.083.31
Accrued Salaries-sales, Acctg & Admin                   $ 25,307.00
Accrued PR Taxes-Sales, Acctg & Admin Salaries          $  2,046.00
Contractor's Medical Ins Premium Withheld               $     (0.03)
Accrued Management Bonus                                $  1,669.00
Accrued Payroll Clearing                                 (36,561.34)
Accrued Vaction                                           19,287.92
Garnishments Payable                                    $   (390.92)

Total Current Liabilitis                                $781,358,54

*Sequent Agrees to provide futher detail with respect to Sequent's accounts payable within five (5) business days of closing.

                               COMPOSITE EXHIBIT C

                           BILL OF SALE AND ASSIGNMENT

         This Bill of Sale and Assignment (the "Bill of Sale") is executed and delivered to be effective as of September 1, 1997, by Sequent Associates, Inc., a California corporation (the "Seller") in favor of Romac International, Inc., a Florida corporation ("Buyer").

         In consideration of the payment by Buyer to Seller of $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer the Acquired Assets owned by Seller and are described and defined in that certain Asset Purchase Agreement between Buyer, Seller, and certain other parties dated as of September 1, 1997, and all ownership rights, title, and interest in and to the Acquired Assets.

         2. Seller hereby agrees that, from time to time after the delivery of this Bill of Sale, it will, at the request of Buyer and without further consideration, promptly take such further action and execute and deliver such additional assignments, bills of sale, consents or other similar instruments as Buyer may reasonably deem necessary to complete the transfer of the title or possession of the Acquired Assets to, or vest them in, Buyer.

         3. The provisions of this Bill of Sale are binding upon Seller, its successors and assigns, and are for the benefit of Buyer, its successors and assigns, and all rights hereby granted Buyer may be exercised by Buyer, its successors or assigns. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Florida without giving any effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale effective as of the date first set forth above.

WITNESSES:                                           SELLER:

                                                     SEQUENT ASSOCIATES, INC., a

                                                     California corporation

                                                     By:
--------------------------------                        ------------------------
Print Name:                                          Name:
           ---------------------                           ---------------------
--------------------------------                     Title:
                                                           ---------------------
--------------------------------
Print Name:
           ---------------------

STATE OF  ______________)
COUNTY OF ______________)

         The foregoing instrument was acknowledged before me this ________ day of ________, 1997 by _________________________ as __________________ of Sequent
Associates, Inc., a __________________ corporation, on behalf of the corporation. He/She is either personally known by me or as produced _____________________________ as identification.

                                          ---------------------------
                                          Notary Public
                                          Print Name:
                                                     ---====---------
                                          (SEAL)

My Commission Expires:

                              ASSIGNMENT OF LEASE

For valuable consideration, and subject to the continuation of liability set forth herein, Sequent Associates aka Sequent Personnel Services, Inc., a California Corporation ("Assignor") does hereby assign and transfer to Romac International, Inc. ("Assignee") all the Assignor's right, title and interest in and to that certain lease dated December 23, 1996, (the "Lease") by and between Bayshore Office Park, a joint venture between Principal Mutual Life Insurance Company, an Iowa Corporation and Associates, Inc., a California Corporation as, as Landlord, and Sequent Personnel Services, Inc. a California Corporation as Tenant, conveying the premises located on 2107 North First Street, Suite 490, effective the 25th day of September, 1997.

                                ASSIGNEE: Sequent Associates

                                /s/ Michael Greenberg
                                ------------------------------------------
                                By:  Michael Greenberg
                                     President


                            ACCEPTANCE OF ASSIGNMENT

The Assignee named in the foregoing Assignment hereby accepts said Assignment, and hereby and agrees to, perform and be bound by all the terms, covenants, conditions, and obligations contained in the Lease in due part of the Tenant to be kept and performed as though the undersigned was the original Tenant thereunder effective the 25th day of September 1997.

                                ASSIGNEE: Romac International, Inc.

                                /s/ Howard Sutter
                                ------------------------------------------
                                By: Howard Sutter
                                    Vice President



                              CONSENT AND APPROVAL

Landlord hereby consents to this Assignment without waiving its rights with respect to future such covenants, and confirms that the provisions of the Lease with respect to assignment have been complied with, and hereby accepts such assignment effective the 25th day of September 1997, subject however, to the provisions contained in Article 24 of the Lease, and subject to its reservation of all rights and remedies against Assigner as set forth herein, and certifies that the Lease is a valid and enforceable obligation.

BAYSHORE OFFICE PARK, a joint venture Principal Mutual Life Insurance Company, an Iowa Corporation and Associates, Inc. a California Corporation,


By: Inc. a California Corporation
    Joint Venture Partner

By:
   -------------------------


By:
   -------------------------


By:
   -------------------------


By:
   --------------------------

By: Principal Mutual Life Insurance Company, an Iowa Corporation,
    Joint Venture Partner

                  Inc:
                      ----------------------
                  By: ----------------------

                      ----------------------

                                    EXHIBIT D

                              ASSUMPTION AGREEMENT

         This is an Assumption Agreement, dated as of September 1, 1997, between Sequent Associates, Inc., a California corporation ("Assignor") and Romac International, Inc., a Florida corporation ("Assignee").

         Pursuant to an Asset Purchase Agreement of even date herewith among Assignor, Assignee, and certain other parties (the "Purchase Agreement"), Assignor agreed to sell substantially all of its assets to Assignee and Assignee agreed to assume certain obligations of Assignor. Therefore, for $10.00 and other valuable consideration (as more fully described in the Purchase Agreement), the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

         1. Defined terms. Any capitalized terms not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

         2. Assumption of Obligations. Assignee hereby assumes the obligations of Assignor under the Assumed Liabilities in accordance with the terms of the Purchase Agreement (collectively, the "Obligations"). Assignee does not assume any liabilities or obligations of Assignor, whatsoever, except the Obligations specifically identified herein.

         3. Further Agreements of Assignee. At any time and from time to time at the reasonable request of Assignor, Assignee shall execute and deliver to Assignor any new, additional, or confirmatory instrument, and any other document necessary to effect the assumption of the Obligations contemplated by this Assumption Agreement, and to carry into effect the intent and purposes of this Assumption Agreement.

         4. Miscellaneous. This Assumption Agreement shall be interpreted and enforced in all respects in accordance with the laws of Florida, except any choice of law rules of Florida that may direct the interpretation or enforcement of this Assumption Agreement to the laws of a different jurisdiction. This Assumption Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, and legal representatives of the parties.

         5. Counterparts. This Assumption Agreement may be signed in counterparts and by facsimile transmission with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, in the parties have executed this Assumption Agreement to be effective as of the 1st day of September 1997.

                                                "ASSIGNOR"

                                                SEQUENT ASSOCIATES, INC., a
                                                California corporation

                                                By:
                                                   ---------------------------
                                                                      , as its
                                                   -------------------

                                                   ---------------------------


                                                "ASSIGNEE"

                                                ROMAC INTERNATIONAL, INC., a
                                                Florida corporation

                                                By:
                                                    ---------------------------
                                                                       , as its
                                                    -------------------

                                                    ---------------------------

                                  EXHIBIT E
                          PURCHASE PRICE ALLOCATION


1. Acquired Assets:                  The net book value of the Acquired Assets
                                     as reflected on Sequent's books and records as of 8/31/97 and as reflected on Sequent's
                                     8/31/97 Financial Statements.

2. Non-compete Agreement:            $100,000.00


3. Goodwill:                         The remainder of the Purchase Price

                                  EXHIBIT H

                                ESCROW AGREEMENT

         This is an Escrow Agreement, dated as of September 1, 1997 (this "Agreement"), by and among Romac International, Inc., a Florida corporation (the "Buyer"), Sequent Associates, Inc. a California corporation (the "Seller"), and Michael H. Greenberg and Marina Eisenzimmer (individually, a "Shareholder" and collectively the "Shareholders") and NationsBank, N.A. as Escrow Agent (herein called "Escrow Agent").

         BACKGROUND. The Buyer, the Seller, and the Shareholders are parties to an Asset Purchase Agreement dated as of September 1, 1997 (the "Purchase Agreement"), pursuant to which, and subject to the conditions therein, the Buyer will purchase substantially all of the assets of Seller. The Buyer, the Seller and the Shareholders desire to appoint the Escrow Agent to act for and on behalf of the parties hereto, and to receive, in escrow, a certain portion of the purchase price as partial security for the performance of certain obligations of the Seller and the Shareholders, as provided herein. Capitalized terms that are used herein without definition shall have the meanings attributed in the Purchase Agreement.

         THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. Establishment of Escrow. On the date of execution of this Agreement, the Seller, the Shareholders, and the Buyer shall deposit $1,900,000.00 of the Purchase Price in escrow with the Escrow Agent. Such amount and all interest and earnings thereon (the "Escrow Fund") shall be held in escrow and disbursed in accordance with the terms and conditions of this Agreement. The Escrow Fund is being deposited with Escrow Agent as partial security for the performance by the Seller and Shareholders of their obligations under the indemnification provisions contained in the Purchase Agreement.

         2. Claims on Escrow Fund. If, during the term of this Agreement, the Buyer wishes to assert a claim against the Escrow Fund pursuant to the Purchase Agreement, the Buyer shall deliver a notice of claim pursuant to Article 8 of the Purchase Agreement (a "Notice of Claim") to Seller, Shareholders, and Escrow Agent, which Notice of Claim shall state (the amount sought for the Adverse Consequences suffered by the Buyer) and the circumstances in reasonable detail. If Seller or Shareholders have not disputed or agreed to the payment of a Notice of Claim within fifteen (15) days after the receipt by them of a Notice of a Claim, Buyer shall deliver an additional copy of the previously delivered Notice of Claim to Seller, Shareholders, and Escrow Agent (the "Duplicate Notice of Claim"). If (i) Escrow Agent has not received, within 30 days after the receipt by Escrow Agent of the Notice of Claim or within 15 days after receipt by Escrow Agent of the Duplicate Notice of Claim, whichever occurs later, a copy of a notice from Seller or Shareholders that they deny or dispute the claim in whole or in part, as asserted in such Notice of Claim or Duplicate Notice of Claim from the Buyer, or (ii) Escrow Agent receives at any time notice from the Seller and

Shareholders that they accept the obligation(s) described in such Notice of Claim or Duplicate Notice of Claim from the Buyer (in whole or in part), the Escrow Agent will transfer cash from the Escrow Fund in an amount equal to the Adverse Consequences suffered by the Buyer pursuant to the Notice of Claim which has been accepted by the Seller and Shareholders or which has not been timely disputed or denied. If Escrow Agent has received, within the applicable time periods set forth in this paragraph, a copy of a notice from the Seller or Shareholders that they deny or dispute such claim or the amount thereof, Escrow Agent shall disburse the disputed portion of such Notice of Claim only upon the joint written instructions of Buyer, Seller, and Shareholders or a final order from a court of competent jurisdiction.

         3. Investment of Escrow Fund. The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, unless joint written notice to the contrary is received from the Seller, Shareholders, and the Buyer, in any combination of the following or any: (a) direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, maturing within 6 months from the date of purchase, (b) insured interest-bearing accounts or certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1 billion, and maturing within 6 months from the date of purchase, or (c) interests in an investment company or fund registered under the Investment Company Act of 1940 which invests solely in the foregoing.

         4. Obligations of Escrow Agent. The Escrow Agent shall have no duty or obligation to collect any amounts at any time due in respect of the Purchase Agreement, and shall not be responsible for any defaults thereunder. It is further agreed that should a controversy arise before, during or after the term of this Agreement, with respect to this Agreement or the right of any of the parties hereto or of any third person or any money or property deposited herein or affected hereby, the parties expressly agree and consent that Escrow Agent shall have the right to do either or both of the following:

                  (a) Withhold further performance of this Agreement on its part until such controversy is resolved to the satisfaction of Escrow Agent, or

                  (b) Commence or defend any action or proceeding for the determination of such controversy. Except for usual and customary fees of the Escrow Agent (as provided in Section 7 below), the Seller and Shareholders, jointly and severally on the one hand, and the Buyer on the other hand, each agree to pay one-half of all costs, damages, judgments, and expenses, including a reasonable attorney's fee, suffered or incurred by Escrow Agent in connection with or arising out of this Agreement, including, but without limiting the generality of the foregoing any suit or proceeding for or in the nature of interpleader brought by or against Escrow Agent. In the event of any such action or proceeding, Escrow Agent shall be entitled to deliver all funds and other property held by it into the appropriate court and shall thereupon be released and discharged from all obligations and liabilities created by this Agreement.

         5. Limitations on Liability of Escrow Agent. The Buyer, the Seller and the Shareholders agree that Escrow Agent shall not be liable for the failure of any condition of this Agreement or the Purchase Agreement, or for damage caused or omission done in good faith, or for any claim or loss, claimed or suffered by any party hereto by the exercise of Escrow Agent's discretion, or for any other reason except negligence or willful or wanton misconduct on the part of Escrow Agent, and the Seller, the Shareholders, and the Buyer jointly and severally agree, in the absence of any such negligence or willful or wanton misconduct on the part of Escrow Agent, to hold Escrow Agent harmless and to indemnify Escrow Agent for all loss, costs, expense or liability, including reasonable attorneys' fees and other expenses that may be incurred, sustained or asserted against it in connection with this Agreement, or court action ensuing therefrom.

         6. Termination. This Agreement will terminate one (1) year after the Closing Date, unless at such time there is outstanding an unsatisfied Notice of Claim of the Buyer pursuant to Section 2 hereof. If at such time there are one or more outstanding Notices of Claim of the Buyer pursuant to Section 2 hereof, the Escrow Agent shall retain an amount of the Escrow Fund equal to the amount specified by the Buyer in one or more Notices of Claim with respect to such unsatisfied claims (or a lesser amount, if so instructed by the Buyer), and this Agreement shall terminate with respect to any excess over said amount. All remaining portions of the Escrow Fund that are not subject to an outstanding claim, together with all interest or other income earned on the Escrow Fund shall be transferred to the Seller one (1) year from the Closing Date. With respect to any portion of the Escrow Fund retained by the Escrow Agent, this Agreement will terminate after such portion of the Escrow Fund has been distributed to the Buyer and, if applicable, the Seller after all unsatisfied claims of the Buyer have been finally resolved. At such time as the Escrow Agent has been notified by the Buyer, the Seller, and the Shareholders of the amount of the final determination of all such outstanding claims of the Buyer, the Escrow Agent shall transfer such amount of the remaining portion of the Escrow Fund to the Buyer, and will distribute to the Seller the balance, if any, remaining in the Escrow Fund after the distribution to the Buyer contemplated by this Section 6.

         7. Expenses of Escrow Agent. The Buyer on the one hand, and the Seller and the Shareholders jointly and severally, on the other hand, each agrees to pay to Escrow Agent reasonable compensation for its services hereunder and to reimburse Escrow Agent for reasonable expenses incurred by it in connection herewith, one-half being paid by the Buyer and one-half by the Seller and the Shareholders.

         8. Remedies; Governing Law. The validity, interpretation, construction, and enforcement of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. In any mediation, arbitration, litigation, or other legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in connection with the proceeding. Absent an agreement among all parties to this Agreement otherwise, jurisdiction for all claims brought under this Agreement shall lie exclusively in the appropriate state court in Hillsborough County, Florida or in the appropriate federal court in the Middle District of Florida, Tampa Division.

         9. Notices. Every notice, consent, demand, approval, and request required or permitted by this Agreement will be valid only if it is in writing, delivered personally or by first class, postage prepaid certified United States mail or by a recognized national overnight delivery service, and addressed by the sender to the party who is the intended recipient at its address set forth below its signature or to the address most recently designated to the other party by notice given in accordance with this Section. A validly given notice, consent, demand, approval, or request will be effective on the earlier of its receipt, if delivered personally or by overnight delivery service, or the seventh day after it is postmarked by the United States Postal Service, if it is delivered by United States certified mail. Each party promptly shall notify the other parties of any change in its principal mailing address.

         10. Form and Interpretation. The headings preceding the text of the sections of this Agreement are solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect. Unless otherwise expressly indicated, all references in this Agreement to a section are to a section of this Agreement. As used in this Agreement, the word "including" is always without limitation, the word "days" refers to calendar days, including Saturdays, Sundays, and holidays, words in the singular number include words of the plural number and vice versa, the word "person" includes, in addition to a natural person, a trust, corporation, partnership, joint venture, association, unincorporated organization, public body or authority, and a government or any governmental body, agency, authority, department, or subdivision, and the word "costs" includes the fees, costs, and expenses of agents, experts, attorneys, witnesses, mediators, arbitrators, and supersedeas bonds, whether incurred before or after demand or commencement of any legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a provision in this Agreement is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of other provisions of this Agreement or the application of that provision to circumstances in which it is valid and enforceable.

         11. Integration; Modification. Together with the Purchase Agreement, this Agreement records the final, complete, and exclusive understandings among the parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by any of them. A waiver, amendment, discharge, extension, termination, or modification of this Agreement will be valid and effective only if it is in writing and signed by the parties to this Agreement. A written waiver of a right, remedy, or obligation under any provision of this Agreement will not constitute a waiver of the provision itself, a waiver of any succeeding right, remedy, or obligation under the provision, or a waiver of any other right, remedy, or obligation under this Agreement.

         12. Execution; Effective Date. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all of them, together, will constitute the same agreement. This Agreement will become effective on the execution date stated below, when each party has executed and delivered a counterpart to the other parties.

         DULY EXECUTED by each of the undersigned, as of the day and year first written above.

                                        THE BUYER:

                                        ROMAC INTERNATIONAL, INC.,
                                        a Florida Corporation

                                        By:
                                           -------------------------------------
                                           Howard W. Sutter, Vice President

                                        Address for Notices:

                                        120 West Hyde Park Place
                                        Suite 1200
                                        Tampa, Florida 33606
                                        Attention: Howard Sutter, Vice President

                                        with a copy to:

                                        David R. Singleton, Esq.
                                        Holland & Knight LLP
                                        400 North Ashley Drive
                                        Suite 2300
                                        Tampa, Florida 33602

                                       THE SELLER:

                                       SEQUENT ASSOCIATES, INC., a
                                       California corporation

                                       By:
                                          ---------------------------
                                                             , as its
                                          -------------------

                                          ---------------------------

                                       Address for Notices:

                                       964 Durlston Road
                                       Redwood City, California 94062

                                       with a copy to:

                                       Berliner Cohen
                                       Ten Almaden Boulevard, 11th Floor
                                       San Jose, California 95113
                                       Attention: Alan J. Pinner, Esq.

                                       THE SHAREHOLDERS:



                                       ------------------------------------
                                       Michael H. Greenberg

                                       Address for Notices:

                                       964 Durlston Road
                                       Redwood City, California 94062


                                       --------------------------------------
                                       Marina Eisenzimmer

                                       Address for Notices:

                                       356 Carrera Drive
                                       Mill Valley, California 94941

                                             THE ESCROW AGENT:

                                             NATIONSBANK, N.A.



                                             ----------------------
                                             By: Shari B. Sawyers
                                             Title: Vice President

                                             Address for Notices:

                                             400 North Ashley Drive
                                             6th Floor
                                             Tampa, Florida 33602

                                             (813) 224-5228

                                   EXHIBIT I


                     EMPLOYMENT AND NONCOMPETITION AGREEMENT


This is an Employment and Noncompetition Agreement (the "Agreement"), dated as of September 1, 1997 between ROMAC INTERNATIONAL, INC., a Florida corporation (the "Company") and MICHAEL H. GREENBERG (the "Employee").

                                   BACKGROUND

Simultaneously with the execution of this Agreement, the Company is acquiring substantially all of the assets of Sequent Associates, Inc. (the "Seller"). The Employee has been a shareholder and key employee of the Seller. The Company wishes to retain the Employee's services in connection with its acquisition of the Seller's business and to obtain certain non-compete and non-disclosure protections from the Employee. The Employee is willing to accept such employment on the terms and conditions set forth herein.

         Accordingly, the parties agree as follows:

                                      TERMS

         1. EMPLOYMENT. The Company agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in the Agreement.

         2.       TERM. Subject to the provisions for termination contained in
                  Section 6, the term of employment under this Agreement shall be for a period of thirteen months commencing as of September 1, 1997, and ending October 31, 1998.

         3. DUTIES. The Employee shall be engaged as a full-time employee in the position of Information Technology Division Vice-President. The Company shall not reduce the dignity, responsibility, authority, importance or scope of such position during the term of this Agreement. The Employee shall perform substantially the same duties as he performed with Seller prior to the acquisition of Seller's assets by the Company and such other duties as may be reasonably assigned to him by the Company and accepted by the Employee, which duties shall be consistent with a senior management position.

         4.       COMPENSATION.

                  (a) As compensation for services rendered by the Employee to the Company, the Company shall pay the Employee a salary of $67,500.00 per year

                           ("Salary"), payable in equal semi-monthly installments of $2,812.50 per installment.

                  (b) The Company, at its expense less any Employee contribution required by Company from time to time, agrees to provide to the Employee and his family the comprehensive health, medical, and dental insurance coverage in effect from time to time at the Company during the Employee's employment, unless Employee decides not to obtain any or all of such benefits from Company. The Employee shall be entitled to participate in any incentive stock option, employee benefit, or other plans (including the Company's 401 (k) or deferred compensation plan) as defined by the Company.

                  (c) The Company shall reimburse the Employee on a monthly basis for all business expenses reasonably incurred by the Employee in the performance of his duties under this Agreement in accordance with Company guidelines; provided, however, that the Employee shall furnish to the Company an itemized list of receipts and invoices in substantiation of such expenditures. The Company agrees that any trips that Company requires Employee to make to the Company's headquarters in Tampa, Florida shall be by business class airline service.

         5. VACATION. During the term of this Agreement, the Employee shall be entitled to take four weeks paid vacation per year, in addition to recognized national holidays.

         6.       TERMINATION.

                  (a) The Employee's employment hereunder may be terminated at any time by:
                                    (i)       mutual written agreement;
                                    (ii)      the death of the Employee; or
                                    (iii)     action of the Company for Cause,
                                              as defined in Subsection 6(c).

                  (b) The Company agrees to provide Employee 30 days written notice and an opportunity to cure any event which is deemed a termination for Cause under Subsection 6(c) hereof within such 30-day cure period prior to the effective date of a termination by the Company for Cause pursuant to Subsection 6(a)(iii)

                  (c) For purposes of this Agreement, termination for "Cause" shall mean:

                                    (i)    The failure of the Employee to
                                    perform his duties under this Agreement;

                                    (ii)   The repetitive or material violation
                                    by the Employee of the Company's written policies and procedures;

                                    (iii)  The failure of the Employee to follow
                                    the lawful and ethical written instructions of the Company in a timely manner;

                                    (iv)   The failure of the Employee to report
                                    to work for the Company for more than three
                                    (3) consecutive business days other than as a result of vacation, personal days or illness;

                                    (v)    The conviction or plea agreement of
                                    the Employee of a felony;

                                    (vi)   The admitted or proven theft or
                                    embezzlement by the Employee of Company
                                    funds; or

                                    (vii)  The Employee's abandonment of his
                                    employment.

         7.       NON-COMPETITION AND NON-DISCLOSURE.

                  (a) The Employee acknowledges that in the course of his employment hereunder, he will obtain knowledge of confidential matters essential to the business and competitive position of the Company, including, without limitation, customer and candidate lists, business strategies, financial information, and trade secrets that could unfairly disadvantage the Company were the Employee to engage in business activities competitive with the Company.

                  (b) The Employee therefore agrees that he shall not, at any time during his employment hereunder and for a period of two years thereafter, accept employment as an officer, director or employee of, or be or become the owner of 10% or more of the outstanding equity interest of, or otherwise consult with or participate in the business of, any entity engaged in business competitive with that of the Company, within 100 miles of any location of the Company in which the employee works or has supervisory responsibility over. This covenant not to compete is not be interpreted to restrict or prohibit Employee in: (i) providing consulting services to non-staffing companies; (ii) providing in its


                                        3
                           individual capacity retained search services for senior management level engineering personnel in the information technology or engineering areas as long as such services are not provided for any prior Customer of Sequent Associates, Inc. (the "Seller");
                           (iii) pursuing business opportunities that offer job advertisement through the Internet or other mass distribution media; or (iv) providing supplemental contracting staffing personnel on a temporary or permanent basis for any types of profession that have not been provided by Seller to its Customers. For purposes of this subparagraph, the term "Customer" means any customer or client of the Seller within one
                           (1) year prior to the effective date of this Agreement. For the purposes of this Agreement, Employee acknowledges and agrees that business competitive with that of Company shall include any business that provides for the placement of an employee or independent contractor information technology consultants or engineering consultants to clients and any other lines of business of Company for which Company has assigned responsibilities to the Employee and Employee has agreed to perform any such responsibilities on behalf of Company.

                  (c) The Employee recognizes and acknowledges that all records, documents, customer and candidate lists, referral sources, financial information, trade secrets, methods, techniques, processes, marketing and acquisition strategies and plans, intellectual property (regardless of whether patentable or copyrightable), formulas, computer print-outs, and other information of any kind, whether or not complete and whether or not reduced to writing (collectively, the "Confidential Information"), obtained by the Employee with regard to the Company (or its affiliates, employees, principals, customers, or business associates) during the course of the Employee's employment, and not generally known in the public domain, constitute valuable, special, and unique and proprietary assets of the Company's business. The Employee agrees that during the Employee's employment hereunder, and following the termination of the Employee's employment, whether the termination shall be voluntary or involuntary, or for Cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not at any time, directly or indirectly disclose, disseminate, or publish any Confidential Information to or for any other person



                                        4
                           group, firm, corporation, or other entity, or utilize the same for any reason or purpose whatsoever other than (i) for the benefit and at the request of the Company, (ii) as may be required by law, or (iii) in connection with obtaining advice from the Employee's legal counsel. Upon termination of this Agreement, or at any time upon the request of the Company, the Employee shall promptly deliver to the company all memoranda, notes, records, reports, manuals, drawings, lists, formulas, and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, then possessed or under the control of the Employee.

                  (d) The Employee further agrees that during the Employee's employment hereunder and following the termination of the Employee's employment, whether the termination shall be voluntary or involuntary, for Cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not, in any manner or at any time, solicit or encourage any person, firm, corporation, or other entity that is a customer, business associate, or referral source of the Company, and/or other employees of the Company, to cease doing business or terminate their employment with the Company.

                  (e)      If any covenant or provision contained in this
                           section 7, is found by a court of competent jurisdiction to be unreasonable in duration, geographical scope, or other character of restriction, the covenant or provision shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or deemed automatically reduced or modified with retroactive effect to the extent necessary to render such covenant or provision enforceable, and such covenant or provision shall be enforced as modified.

                  (f) The parties acknowledge and agree that damages in the event of a breach of the provisions of
                           Section 7 by the Employee, though great and irreparable, would be difficult to ascertain, and therefore the Company, in addition to and without limiting any other remedy or right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Employee hereby waives any and all defenses he may have on the ground of inappropriateness of any such equitable relief.

         8. ASSIGNMENT, BINDING EFFECT. The Company may not assign its rights or delegate its duties hereunder without the Employee's prior written consent, except in connection with a merger or acquisition pursuant to which the acquiring entity assumes the Company's obligation hereunder. The Employee may not delegate his duties or assign his rights hereunder, without the Company's prior written consent. This Agreement shall inure to the benefit of and be binding upon the Company's permitted successors and assigns, and shall inure to the benefit of and be binding upon the Employee's heirs, distributees and personal representatives.

         9. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

         10. COUNTERPARTS; FACSIMILE COUNTERPARTS. This Agreement may be executed in two or more counterparts and by facsimile transmission of signed counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.

         11. TITLES. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation, or effect.

         12. WAIVER. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, and the obligations of either party with respect to such term, covenant, or condition shall continue in full force and effect.

         13. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all previous agreements, negotiations, or communications between the Employee and this Company with respect to the subject matter hereof, and contains the complete and exclusive expression of the understanding between the parties. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

         14. NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by Federal Express or other nationally recognized overnight delivery service, postage pre-paid, and addressed as follows:

                           To the Company:
                           Romac International, Inc
                           120 W. Hyde Park Place
                           Suite #120
                           Tampa, Florida 33606
                           Attn: Howard W. Sutter, Vice President

                           To the Employee:

                           Micahel H. Greenberg
                           964 Durlston Road
                           Redwood City, California 94062

         15. COSTS AND EXPENSES. In the event either party breaches its performance obligations under this Agreement, the breaching party shall be responsible for costs and expenses (including legal fees) of the non-breaching party in any litigation or action in which the non-breaching party prevails.

         16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     ROMAC INTERNATIONAL, INC.



                                     By:
                                     --------------------------------------
                                        Howard W. Sutter, Vice President


                                     Michael H. Greenberg
                                     --------------------------------------


                                        7

                     EMPLOYMENT AND NONCOMPETITION AGREEMENT


This is an Employment and Noncompetition Agreement (the "Agreement"), dated as of September 1, 1997 between ROMAC INTERNATIONAL, INC., a Florida corporation (the "Company") and MARINA EISENZIMMER (the "Employee").

                                   BACKGROUND

Simultaneously with the execution of this Agreement, the Company is acquiring substantially all of the assets of Sequent Associates, Inc. (the "Seller"). The Employee has been a shareholder and key employee of the Seller. The Company wishes to retain the Employee's services in connection with its acquisition of the Seller's business and to obtain certain non-compete and non-disclosure protections from the Employee. The Employee is willing to accept such employment on the terms and conditions set forth herein.

         Accordingly, the parties agree as follows:

                                      TERMS

         1. EMPLOYMENT. The Company agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in the Agreement.

         2.       TERM. Subject to the provisions for termination contained in
                  Section 6, the term of employment under this Agreement shall be for a period of thirteen months commencing as of September 1, 1997, and ending October 31, 1998.

         3. DUTIES. The Employee shall be engaged as a full-time employee in the position of Information Technology Division Vice-President. The Company shall not reduce the dignity, responsibility, authority, importance or scope of such position during the term of this Agreement. The Employee shall perform substantially the same duties as he performed with Seller prior to the acquisition of Seller's assets by the Company and such other duties as may be reasonably assigned to him by the Company and accepted by the Employee, which duties shall be consistent with a senior management position.

         4.       COMPENSATION.

                  (a) As compensation for services rendered by the Employee to the Company, the Company shall pay the Employee a salary of $67,500.00 per year

                           ("Salary"), payable in equal semi-monthly installments of $2,812.50 per installment.

                  (b) The Company, at its expense less any Employee contribution required by Company from time to time, agrees to provide to the Employee and his family the comprehensive health, medical, and dental insurance coverage in effect from time to time at the Company during the Employee's employment, unless Employee decides not to obtain any or all of such benefits from Company. The Employee shall be entitled to participate in any incentive stock option, employee benefit, or other plans (including the Company's 401 (k) or deferred compensation plan) as defined by the Company.

                  (c) The Company shall reimburse the Employee on a monthly basis for all business expenses reasonably incurred by the Employee in the performance of his duties under this Agreement in accordance with Company guidelines; provided, however, that the Employee shall furnish to the Company an itemized list of receipts and invoices in substantiation of such expenditures. The Company agrees that any trips that Company requires Employee to make to the Company's headquarters in Tampa, Florida shall be by business class airline service.

         5. VACATION. During the term of this Agreement, the Employee shall be entitled to take four weeks paid vacation per year, in addition to recognized national holidays.

         6.       TERMINATION.

                  (a) The Employee's employment hereunder may be terminated at any time by:
                                    (i)       mutual written agreement;
                                    (ii)      the death of the Employee; or
                                    (iii)     action of the Company for Cause,
                                              as defined in Subsection 6(c).

                  (b) The Company agrees to provide Employee 30 days written notice and an opportunity to cure any event which is deemed a termination for Cause under Subsection 6(c) hereof within such 30-day cure period prior to the effective date of a termination by the Company for Cause pursuant to Subsection 6(a)(iii)

                  (c) For purposes of this Agreement, termination for "Cause" shall mean:


                                        2

                                    (i)    The failure of the Employee to
                                    perform his duties under this Agreement;

                                    (ii)   The repetitive or material violation
                                    by the Employee of the Company's written policies and procedures;

                                    (iii)  The failure of the Employee to follow
                                    the lawful and ethical written instructions of the Company in a timely manner;

                                    (iv)   The failure of the Employee to report
                                    to work for the Company for more than three
                                    (3) consecutive business days other than as a result of vacation, personal days or illness;

                                    (v)    The conviction or plea agreement of
                                    the Employee of a felony;

                                    (vi)   The admitted or proven theft or
                                    embezzlement by the Employee of Company
                                    funds; or

                                    (vii)  The Employee's abandonment of his
                                    employment.

         7.       NON-COMPETITION AND NON-DISCLOSURE.

                  (a) The Employee acknowledges that in the course of his employment hereunder, he will obtain knowledge of confidential matters essential to the business and competitive position of the Company, including, without limitation, customer and candidate lists, business strategies, financial information, and trade secrets that could unfairly disadvantage the Company were the Employee to engage in business activities competitive with the Company.

                  (b) The Employee therefore agrees that he shall not, at any time during his employment hereunder and for a period of two years thereafter, accept employment as an officer, director or employee of, or be or become the owner of 10% or more of the outstanding equity interest of, or otherwise consult with or participate in the business of, any entity engaged in business competitive with that of the Company, within 100 miles of any location of the Company in which the employee works or has supervisory responsibility over. This covenant not to compete is not be interpreted to restrict or prohibit Employee in: (i) providing consulting services to non-staffing companies; (ii) providing in its



                                        3
                           individual capacity retained search services for senior management level engineering personnel in the information technology or engineering areas as long as such services are not provided for any prior Customer of Sequent Associates, Inc. (the "Seller");
                           (iii) pursuing business opportunities that offer job advertisement through the Internet or other mass distribution media; or (iv) providing supplemental contracting staffing personnel on a temporary or permanent basis for any types of profession that have not been provided by Seller to its Customers. For purposes of this subparagraph, the term "Customer" means any customer or client of the Seller within one
                           (1) year prior to the effective date of this Agreement. For the purposes of this Agreement, Employee acknowledges and agrees that business competitive with that of Company shall include any business that provides for the placement of an employee or independent contractor information technology consultants or engineering consultants to clients and any other lines of business of Company for which Company has assigned responsibilities to the Employee and Employee has agreed to perform any such responsibilities on behalf of Company.

                  (c) The Employee recognizes and acknowledges that all records, documents, customer and candidate lists, referral sources, financial information, trade secrets, methods, techniques, processes, marketing and acquisition strategies and plans, intellectual property (regardless of whether patentable or copyrightable), formulas, computer print-outs, and other information of any kind, whether or not complete and whether or not reduced to writing (collectively, the "Confidential Information"), obtained by the Employee with regard to the Company (or its affiliates, employees, principals, customers, or business associates) during the course of the Employee's employment, and not generally known in the public domain, constitute valuable, special, and unique and proprietary assets of the Company's business. The Employee agrees that during the Employee's employment hereunder, and following the termination of the Employee's employment, whether the termination shall be voluntary or involuntary, or for Cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not at any time, directly or indirectly disclose, disseminate, or publish any Confidential Information to or for any other person



                                        4
                           group, firm, corporation, or other entity, or utilize the same for any reason or purpose whatsoever other than (i) for the benefit and at the request of the Company, (ii) as may be required by law, or (iii) in connection with obtaining advice from the Employee's legal counsel. Upon termination of this Agreement, or at any time upon the request of the Company, the Employee shall promptly deliver to the company all memoranda, notes, records, reports, manuals, drawings, lists, formulas, and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, then possessed or under the control of the Employee.

                  (d) The Employee further agrees that during the Employee's employment hereunder and following the termination of the Employee's employment, whether the termination shall be voluntary or involuntary, for Cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Employee will not, in any manner or at any time, solicit or encourage any person, firm, corporation, or other entity that is a customer, business associate, or referral source of the Company, and/or other employees of the Company, to cease doing business or terminate their employment with the Company.

                  (e)      If any covenant or provision contained in this
                           section 7, is found by a court of competent jurisdiction to be unreasonable in duration, geographical scope, or other character of restriction, the covenant or provision shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or deemed automatically reduced or modified with retroactive effect to the extent necessary to render such covenant or provision enforceable, and such covenant or provision shall be enforced as modified.

                  (f) The parties acknowledge and agree that damages in the event of a breach of the provisions of
                           Section 7 by the Employee, though great and irreparable, would be difficult to ascertain, and therefore the Company, in addition to and without limiting any other remedy or right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Employee hereby waives any and all defenses he may



                                        5
                        have on the ground of inappropriateness of any such equitable relief.

         8. ASSIGNMENT, BINDING EFFECT. The Company may not assign its rights or delegate its duties hereunder without the Employee's prior written consent, except in connection with a merger or acquisition pursuant to which the acquiring entity assumes the Company's obligation hereunder. The Employee may not delegate his duties or assign his rights hereunder, without the Company's prior written consent. This Agreement shall inure to the benefit of and be binding upon the Company's permitted successors and assigns, and shall inure to the benefit of and be binding upon the Employee's heirs, distributees and personal representatives.

         9. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

         10. COUNTERPARTS; FACSIMILE COUNTERPARTS. This Agreement may be executed in two or more counterparts and by facsimile transmission of signed counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.

         11. TITLES. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation, or effect.

         12. WAIVER. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, and the obligations of either party with respect to such term, covenant, or condition shall continue in full force and effect.

         13. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all previous agreements, negotiations, or communications between the Employee and this Company with respect to the subject matter hereof, and contains the complete and exclusive expression of the understanding between the parties. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.


                                        6

         14. NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by Federal Express or other nationally recognized overnight delivery service, postage pre-paid, and addressed as follows:

                           To the Company:
                           Romac International, Inc
                           120 W. Hyde Park Place
                           Suite #120
                           Tampa, Florida 33606
                           Attn: Howard W. Sutter, Vice President

                           To the Employee:

                           Marina Eisenzimmer
                           356 Carrera Drive
                           Redwood City, California  94941

         15. COSTS AND EXPENSES. In the event either party breaches its performance obligations under this Agreement, the breaching party shall be responsible for costs and expenses (including legal fees) of the non-breaching party in any litigation or action in which the non-breaching party prevails.

         16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    ROMAC INTERNATIONAL, INC.



                                    By:
                                       ---------------------------------
                                        Howard W. Sutter, Vice President


                                    ------------------------------------
                                    Marina Eisenzimmer



                                        7

                                  EXHIBIT "J"

                          [BERLINER COHEN LETTERHEAD]


                               September ___, 1997


Romac International, Inc.
120 West Hyde Park Place, Suite 120
Tampa, Florida 33606

        Re:  Legal Opinion

Gentlemen:

      We have acted as counsel to Sequent Associates, Inc. ("Seller") in connection the execution and delivery of an Asset Purchase Agreement, dated as of September 1, 1997 (the "Agreement"), between the Seller and Romac International, Inc. (the "Buyer") and the shareholders of Seller.

      We are delivering this opinion pursuant to Section 7(a) (xi) of the Agreement. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings set forth in the Agreement.

      This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

      As used in this opinion, the term "knowledge" means the conscious awareness of facts or other information by the individual signing this opinion or any lawyer in this firm who had actual involvement in preparing this opinion; however, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such facts or

Romac International, Inc.
September ___, 1997


information, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any such matters should be drawn from the fact of our representation of Seller.

        With respect to factual matters underlying the opinions expressed below, we have relied upon a certificate of an officer of Seller, certificates of public officials, and the representations and warranties of Seller and Seller's shareholders contained in this Agreement.

        The Law (defined in the Accord) covered by the opinions expressed below is limited to the Law of the State of California and the federal laws of the United States, and we assume no responsibility as to the applicability of the Law of any other jurisdiction to the subject transaction or the effects of any such Law thereon. We have assumed for purposes of the Remedies Opinion (defined in the Accord) included in Section 3 of this letter that the Closing Documents are governed by California law.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. Seller is a corporation organized and validly existing under the laws of the State of California, and Seller has the corporate power to carry on its business as now being conducted.

        2. Seller has the requisite corporate power and authority to execute and deliver the Agreement and the Escrow Agreement, Assumption Agreement and Bill of Sale which Seller is required to execute and deliver to Buyer at Closing (the "Closing Documents") and to consummate the transactions contemplated thereby. The execution delivery and performance of the Closing Documents by Seller will not conflict with the Articles of Incorporation or Bylaws of Seller, or, to our knowledge, except as set forth in Section 3(c) of the Disclosure Schedule, result in a breach of, or default under, any material instrument or agreement to which Seller is a party or by which its assets are bound. The execution and delivery of each Closing Documents and the performance of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of Seller.

        3. Each Closing Document to which Seller is a party has been duly executed and delivered on behalf of Seller and represents a valid and binding obligation of Seller enforceable against it in accordance with its terms; provided, however, that this Remedies Opinion is subject to the qualification that certain provisions of the Closing Documents may be unenforceable, including, without limitation, choice-of-law, non-competition, waiver, injunction, specific performance, forum selection and consent to jurisdiction provisions, but such enforceability will not, subject to the other exceptions, qualifications and limitations applicable to the Remedies Opinion, render the Agreement or other Closing Documents invalid as a whole or substantially interfere with the realization of the principal benefits provided thereby.

        4. To our knowledge, no consent, license, authorization or approval of, or filing with, any person or entity (including, without limitation, any governmental authority) is necessary or required in connection with the execution, delivery or performance of the

Romac International, Inc.
September __,1997

Agreement and the transactions contemplated thereunder, except for consents, licenses, authorizations, approvals and filings referred to or disclosed in the Agreement.

     5. We hereby confirm to you that, to our knowledge, there are no suits or proceedings at law or in equity (including proceedings by or before by court, arbitrator, governmental or administrative commission, board, bureau or other administrative agency) pending or threatened by or against or involving Seller or against any of its properties, existence or revenues, except as may be set forth in Section 3(a) of the Disclosure Schedule.

     This opinion is furnished to you solely for your benefit and may not be delivered to or relied upon by any other person without our prior written consent.


                                          Very truly yours,


                                          BERLINER COHEN

                                    EXHIBIT K

                             As of September 1, 1997

Sequent Associates, Inc.
Michael H. Greenberg and
Marina Eisenzimmer
964 Durlston Road
Redwood City, California 94062

Ladies and Gentlemen:

         We have acted as counsel to Romac International, Inc., a Florida corporation (the "Company"), in connection with the execution and delivery of an Asset Purchase Agreement, dated as of September 1, 1997 (the "Agreement"), between the Company, Sequent Associates, Inc., a California corporation ("Seller"), and Michael H. Greenberg and Marina Eisenzimmer (collectively, the "Shareholders").

         We are delivering this opinion pursuant to Section 7(b)(ix) of the Agreement. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings set forth in the Agreement.

         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         As used in this opinion, the term "knowledge" means the conscious awareness of facts or other information by the individual signing this opinion or any lawyer in this firm who has had actual involvement in preparing this opinion.

         With respect to factual matters underlying the opinions expressed below, we have relied upon representations from an officer of the Company, as set forth in Attachment 1 hereto.

         The law covered by the opinions expressed below is limited to the laws of the State of Florida and the federal laws of the United States, and we assume no responsibility as to the applicability of the law of any other jurisdiction to the subject transaction or the effects of such laws thereon.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation organized under the laws of Florida and its status is active.

         2. The Company has the requisite corporate power and authority to execute and deliver the Agreement and other documents the Company is required thereby to execute and deliver to the Seller or the Shareholders at Closing (the "Closing Documents") and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Closing Documents by the Company will not conflict with, or result in a breach of, the Articles of Incorporation or Bylaws of the Company, or, to our knowledge, any material instrument or agreement to which the Company is a party or by which its assets are bound. The execution and delivery of each Closing Document and the performance of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of the Company.

         3. Each Closing Document to which the Company is a party has been duly executed and delivered on behalf of the Company and represents a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

         4. To our knowledge, no consent, license, authorization or approval of, or filing with, any person or entity (including, without limitation, any governmental authority) is necessary or required in connection with the execution, delivery or performance of the Agreement and the transactions contemplated thereunder, except for consents, licenses, authorizations, approvals and filings referred to or disclosed in the Agreement.

         5. To our knowledge, there are no suits or proceedings at law or in equity (including proceedings by or before any court, arbitrator, governmental or administrative commission, broad, bureau or other administrative agency) pending or threatened by or against or involving the Company which, if adversely determined, would have an adverse effect on the properties, assets, business or condition, financial or otherwise, of the Company or which would prevent the Company from consummating the transactions contemplated by the Closing Documents.

         This opinion is furnished to you solely for your benefit and may not be delivered to or relied upon by any other person without our prior written consent.

                                                     Very truly yours,

                                                     HOLLAND & KNIGHT LLP



                                                     David R. Singleton

                                  ATTACHMENT 1

                               FACTUAL CERTIFICATE

         The undersigned person is supplying this Certificate to Holland & Knight LLP to permit Holland & Knight LLP to deliver an opinion of counsel in connection with the closing of the transactions contemplated by an Asset Purchase Agreement dated as of September 1, 1997 (the "Agreement"), among Romac International, Inc. (the "Company"), Sequent Associates, Inc., Michael H. Greenberg, and Marina Eisenzimmer. The undersigned person is delivering the representations and warranties set forth below with the understanding that Holland & Knight LLP intends to rely upon such representations and warranties in delivering its opinion.

         1. The execution, delivery, and performance of the Agreement and the other documents executed in connection therewith (the "Closing Documents") by the Company will not conflict with, or result in a breach of, the Articles of Incorporation or Bylaws of the Company, or any material instrument or agreement to which the Company is a party or by which its assets are bound. The execution and delivery of each Closing Document and the performance of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of the Company.

         2. No consent, license, authorization or approval of, or filing with, any person or entity (including, without limitation, any governmental authority) is necessary or required in connection with the execution, delivery or performance of the Agreement and the transactions contemplated thereunder, except for consents, licenses, authorizations, approvals and filings referred to or disclosed in the Agreement.

         3. There are no suits or proceedings at law or in equity (including proceedings by or before any court, arbitrator, governmental or administrative commission, broad, bureau or other administrative agency) pending or threatened by or against or involving Company which, if adversely determined, would have an adverse effect on the properties, assets, business or condition, financial or otherwise, of Company or which would prevent Company from consummating the transactions contemplated by the Closing Documents.

                                          ROMAC INTERNATIONAL, INC.



                                          By:
                                             --------------------------------
                                             Howard W. Sutter, Vice President

        The disclosure schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Romac International, Inc. agrees to furnish these schedules to the Commission upon request.